Exhibit 23(f)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-285115 on Form S-3 and Registration Statement Nos. 333-26963 and 333-154965 on Form S-8 of our report dated February 18, 2026, relating to the financial statements of Southern Company Gas, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 18, 2026